     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 29, 2000

                                                       REGISTRATION NO. 333-____
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                              ____________________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              ____________________

                             AMERIGON INCORPORATED
             (Exact name of Registrant as specified in its charter)


          CALIFORNIA                                       95-4318554
(State or other jurisdiction of                         (I.R.S. Employer
incorporation or organization)                        Identification Number)


                             5462 IRWINDALE AVENUE
                          IRWINDALE, CALIFORNIA  91706
                                 (626) 815-7400

              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)
                              ____________________

                              RICHARD A. WEISBART
                             AMERIGON INCORPORATED
                             5462 IRWINDALE AVENUE
                          IRWINDALE, CALIFORNIA 91706
                                 (626) 815-7400

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              ____________________

                          COPIES OF COMMUNICATIONS TO:


     J. JAY HERRON                                       JOHN LACO
 O'MELVENY & MYERS LLP                              O'MELVENY & MYERS LLP
114 PACIFICA, SUITE 100                              400 S. HOPE STREET
   IRVINE, CA  92618                               LOS ANGELES, CA  90071
    (949) 737-2900                                     (213) 430-6400

                              ____________________

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
At such time or times on and after the date on which this Registration Statement becomes effective as the Selling Securityholders may determine.
                              ____________________


     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                              ____________________

                        CALCULATION OF REGISTRATION FEE

                                           NUMBER OF
                                           SECURITIES       PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF          OF EACH CLASS     OFFERING PRICE PER    PROPOSED MAXIMUM AGGREGATE  AMOUNT OF REGISTRATION
      SECURITIES TO BE REGISTERED       TO BE REGISTERED       SECURITY(1)            OFFERING PRICE(1)               FEE


Common Stock, no par value per share       2,500,000              $7.3125             $18,281,250.00                  $4,826.25

(1) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c), the price of the Common Stock is based upon the average of the high and low prices of the Common Stock on the Nasdaq SmallCap Market on June 28, 2000.
                              ____________________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

The information contained in this Preliminary Prospectus is not complete and may be changed. The Selling Securityholders may not sell these securities pursuant to this Prospectus until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, Preliminary Prospectus dated June 29, 2000.

PROSPECTUS
----------

                             AMERIGON INCORPORATED

                              2,500,000 Shares of
                                  Common Stock
                              ____________________
The holders of our common stock who are identified in this prospectus may offer and sell from time to time up to 2,500,000 shares of our common stock by using this prospectus.

The offering price for our common stock may be the market price for our common stock prevailing at the time of sale, a price related to the prevailing market price, at negotiated prices or such other price as the selling shareholders determine from time to time.

Amerigon Incorporated's common stock is traded on the Nasdaq SmallCap Market under the ticker symbol "ARGN." On June 28, 2000, the closing sale price of the common stock, as reported by Nasdaq, was $7.25 per share.

                            _______________________

This investment involves a high degree of risk. See "Risk Factors" beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

               The date of this prospectus is _______ ___, 2000.

                               TABLE OF CONTENTS

                                                          Page
                                                          ----
          Forward-Looking Statements...................      2
          Prospectus Summary...........................      3
          Risk Factors.................................      6
          Use of Proceeds..............................     13
          Selling Securityholders......................     14
          Plan of Distribution.........................     15
          Description of Securities to be Registered...     16
          Legal Matters................................     16
          Experts......................................     17
          Available Information........................     17
          Information Incorporated by Reference........     17

                           FORWARD-LOOKING STATEMENTS

     This prospectus and the documents it incorporates by reference contain forward-looking statements. Forward-looking statements relate to future periods and include descriptions of our plans, objectives, and underlying assumptions for future operations, our market opportunities, our acquisition opportunities, and our ability to compete.

     Generally, "may," "will," "expect," "believe," "estimate," "anticipate," "intend," "continue" and similar words identify forward-looking statements. Forward-looking statements are based on our current expectations and are subject to risks and uncertainties that can cause actual results to differ materially. For information on these risks and uncertainties, see the "Risk Factors."

     We urge you to consider these factors carefully in evaluating the forward-looking statements contained in this prospectus. Forward-looking statements are made only as of the date of this prospectus. We do not intend, and undertake no obligation, to update these forward-looking statements.

     As used in this prospectus, "Company," "we," "us" and "our" refer to Amerigon Incorporated and its affiliates.

                              PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information appearing elsewhere in this Prospectus or incorporated by reference herein. Investors should also carefully consider the information set forth under "Risk Factors."

                                  The Company

     We are a designer, marketer and manufacturer of proprietary high technology electronic components and systems for sale to automotive, truck and other original equipment manufacturers ("OEMs"). We are currently focusing the majority of our efforts on the introduction of our primary product, a Climate Control Seat(TM) ("CCS(TM)") system, which provides year-round comfort by providing both heating and cooling to seat occupants.

     Additionally, we have a product still under development, our AmeriGuard(TM) radar-based speed and distance sensor system, which alerts drivers to the presence of objects near the vehicle.

Climate Control Seat System

     In the past two years, we have supplied prototype seats containing our CCS system to virtually every major automobile manufacturer and seat supplier. As a result of this process, we were selected by Ford Motor Company ("Ford") to supply our CCS product to Johnson Controls, Inc. ("JCI") for installation in the 2000 model year Lincoln Navigator SUV. According to Automotive News, approximately 43,000 of these vehicles were produced in the 1999 calendar year. The CCS product is currently being offered as an optional feature on this vehicle, replacing the traditional seat heater. Initial production shipments to JCI commenced in late November 1999.

     On March 27, 2000, we entered into a Value Participation Agreement ("VPA") with Ford. Pursuant to the VPA, Ford agreed that, through December 31, 2004, we have the exclusive right to manufacture and supply heated and cooled or heated and ventilated seats to Ford's tier 1 suppliers for installation in Ford, Lincoln and Mercury branded vehicles produced and sold in North America (other than Ford branded vehicles produced by AutoAlliance International, Inc.). Ford is not obligated to purchase any CCS units under the VPA.

     We are also in pre-production preparation to supply our CCS product to a major Japanese automotive manufacturer for installation in a 2001 model year luxury vehicle. We are working with many other automotive OEMs and their seat suppliers in an effort to have the CCS product included in other models commencing with the 2002 model year and beyond. We currently have active development programs on nine other vehicle platforms, but no assurance can be given that our CCS system will be implemented in any of these vehicles. Currently, we are enjoying several competitive advantages including:

Innovative product - our CCS system is the only product currently offered that provides both active heating and cooling for automotive seats;

Proprietary technology - we own three patents, exclusively license three other patents and have one patent application pending relating to our CCS technology;

Time to market - it typically takes approximately five years for a new component to be developed and introduced in a new automotive model, which creates a significant barrier to entry for competing products and technologies; and

Seasoned automotive management team - our management team has substantial experience in the automotive industry, both individually and collectively.

CCS System Market Opportunity

     By providing both a heating and cooling solution, we believe that the potential market for the CCS system is much larger than just the heated seat market alone. Some of the characteristics for this market opportunity include:

Approximately 56 million cars and light trucks were sold worldwide in 1999 (Source: Automotive News);

Assuming 2 front seats per vehicle, 112 million front seats are sold annually;
and

The Company estimates that between 12 to 15 million traditional electric resistance heated seats are sold in new automobiles each year.

     New entrants to the automotive components industry that wish to produce and supply innovative seating components must undergo a rigorous qualification process, which takes approximately five years. We believe that in addition to deterring new entrants, the existence of this qualification process represents switching costs for module integrators that are required to assist the new supplier in meeting automakers' requirements. Additionally, we believe module integrators are, like their automaker customers, trying to limit the number of suppliers.

CCS Strategy

     Our strategy is to build upon the existing relationships currently in place between automobile manufacturers and their suppliers and to become the leading provider of climate controlled seating to the automotive marketplace. Key elements of our strategy include:

Continuing to partner with major automotive seat companies;

Completing the next generation of the CCS technology;

Increasing global penetration with global automotive companies; and

Continuing to expand our intellectual property.

AmeriGuard Radar System

     Our AmeriGuard product is still under development, although we have sold AmeriGuard prototypes to various automotive and other companies. We are initially marketing it primarily as a backup warning system (BWS) for heavy trucks. We have been engaged in a multiphase test of our system with the New Mexico State Highway and Transportation Department and have recently delivered sixty systems to them for evaluation. In addition, we are currently working to obtain a development program with one of the world's leading suppliers of lighting systems for trucks and buses with a goal of integrating our radar product into its lighting systems for heavy trucks. Our radar technology has many advantages over the other technologies currently in use:

Our radar sensors transmit and receive through the plastics typically used in bumper assemblies and lamp lenses;

Our radar products operate in rain, snow and when coated with thin layers of ice; and

Our radar utilizes solid-state electronics which require no maintenance or calibration.

Recent Developments

     As a result of the extensive knowledge of thermoelectric technology obtained during the development of the CCS product, we have decided to establish a formal research and development program whereby improvements in thermoelectric technology will be pursued. The objective of this effort will be to expand and exploit the application of thermoelectric devices beyond CCS and to non-automotive applications.

     In June 2000, we raised $12.5 million in gross proceeds from a private placement of 2,500,000 shares of our common stock at an offering price of $5.00 per share.

Corporate History

     We were incorporated in California in 1991 and originally focused our efforts on developing electric vehicles and high technology automotive systems. Because the electric vehicle market did not develop as rapidly as anticipated, we substantially scaled back our efforts in that area beginning in 1997 and completely disposed of our electric vehicle business in June 1999. Our headquarters are located at 5462 Irwindale Avenue, Irwindale, California 91706, telephone (626) 815-7400.

                                  RISK FACTORS

     Investment in our common stock is speculative and involves a high degree of risk. You should only purchase shares if you can afford to lose your entire investment. In deciding whether to buy our common stock, you should carefully consider the following risk factors, the other information contained in this prospectus and the other information we have incorporated by reference.

Risks Relating to the Company's Business
----------------------------------------

Early Stage of Commercialization

     Although we began operations in 1991, we are only in the early stages of commercial manufacturing and marketing of our products. We originally focused our efforts on developing electric vehicles and other automotive systems. Because the electric vehicle market did not develop as rapidly as we anticipated, we substantially scaled back our efforts in that area beginning in 1997 and completely disposed of our electric vehicle business in June 1999 to focus completely on our CCS and radar products. In December 1997, we received our first production orders for our CCS product, but shipments of production units in 1998 were very small. We were selected by Ford to supply our CCS product to JCI for installation in the 2000 model year Lincoln Navigator SUV. The CCS product is currently being offered as an optional feature on this vehicle and we commenced initial production shipments to JCI in late November 1999. There can be no assurance that sales will significantly increase, or that we will become profitable.

Substantial Operating Losses Since Inception

     We have incurred substantial operating losses since our inception. As of December 31, 1999 and December 31, 1998, we had accumulated deficits since inception of $43,880,000 and $36,305,000, respectively. Our accumulated deficits are attributable to the costs of developmental and other start-up activities, including the industrial design, development and marketing of our products and a significant loss incurred on a major electric vehicle development contract. Of the $23 million we spent between inception and 1996, $18 to $21 million of that amount was spent on electric vehicles or integrated voice technology, another discontinued product. As is typical for a development company transitioning for the first time into a production company, we have continued to incur losses due to continuing expenses without significant revenues or profit margins on the sale of products, and expect to incur significant losses for the foreseeable future.

     We have not achieved profitability on a quarterly or annual basis to date and may continue to incur net losses for the foreseeable future. Failure to achieve profitability could deplete our current capital resources and reduce our ability to raise additional capital. We incurred net losses of approximately $5.4 million in 1997, $7.7 million in 1998, $7.6 million in 1999 and $2.1 million in the three months ended March 31, 2000. We had an accumulated deficit of approximately $43.9 million as of December 31, 1999 and approximately $45.9 million as of March 31, 2000. The report of our independent accountants with respect to the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1999 states that our recurring losses, negative cash flows from operations, significant accumulated deficit and expectation of incurring future losses raise substantial doubts about our ability to continue as a going concern. We expect to increase our operating expenses significantly, expand our sales and marketing operations and continue to develop and expand our product and service offerings. If increased revenues do not accompany these increased expenses, our business, financial condition and results of operations would be materially adversely affected.

Dependence on Acceptance by Consumers; Market Competition

     We have engaged in a lengthy development process on the CCS product which involved developing a prototype for proof of concept and then adapting the basic system to actual seats provided by various automotive OEMs and their seat suppliers. In the last two years, we have supplied prototype seats containing our CCS system to virtually every major car manufacturer. As a result of this process, we were selected by Ford to supply our CCS product to JCI for installation in the 2000 model year Lincoln Navigator SUV. The CCS product is currently being offered as an optional feature on this vehicle. We commenced initial production shipments to JCI in late November 1999. We are working with many other automotive OEMs and their seat suppliers in an effort to have the CCS product included in other models commencing with the 2001 model year and beyond. We currently have active development programs on nine other vehicle platforms, but no assurance can be given that our CCS system will be implemented in any of these vehicles. Furthermore, there is no assurance that consumers will accept or desire our CCS product, particularly at the prices which will be charged by the OEM for the feature. This may prevent our CCS product from becoming a standard (as opposed to an optional) feature in vehicles and also may prevent other automotive OEMs from adopting our CCS product as an optional or standard feature for other models.

Need for Additional Financing

     As is customary for a company only now initiating production, we have experienced negative cash flow from operations since our inception and have expended, and expect to continue to expend, substantial funds to continue our development and marketing efforts. In addition, as our CCS product now requires production in larger quantities, we will incur increased manufacturing costs.
We have not generated and do not expect to generate in the near future sufficient revenues from the sales of our principal products to cover our operating expenses. In addition to the proceeds from the Offering, we will require additional financing through bank borrowings, debt or equity financing or otherwise to finance our planned operations. No assurance can be given that such alternate funding sources can be obtained or will provide sufficient, if any, financing for us.

     At this time, funds from operations are not sufficient to meet our anticipated financial requirements. Based on current plans, we believe that the net funds raised from sale of the common stock offered in our June 2000 private placement, together with current cash balances and funds from operations, will be sufficient to meet our operating needs for up to the next 18 months. The actual amount of funds that we will need to operate during this period will be determined by many factors, some of which are beyond our control. Therefore, we may need funds sooner than currently anticipated.

Dependence on Relationships with Third Parties

     Our ability to successfully market and manufacture our products is dependent on relationships with both third party suppliers and customers.

     CCS

     Our success in marketing the CCS product is dependent on acceptance of our product by automotive OEMs and their seat suppliers. The CCS product is being offered as an optional feature on the 2000 model year Lincoln Navigator SUV and we are working with many other automotive OEMs and their seat suppliers in an effort to have the CCS product included in other models commencing with the 2001 model year and beyond. However, there is no assurance that automotive OEMs will accept our product.

     We rely on various vendors and suppliers for the components of our products and procure these components through purchase orders, with no guaranteed supply arrangements. While we believe that there are a number of alternative sources for most of these components, certain components, including thermoelectric devices, are only available from a limited number of suppliers. The loss of any significant supplier, in the absence of a timely and satisfactory alternative arrangement, or an inability to obtain essential components on reasonable terms or at all, could materially adversely affect our business, operations and cash flows.

     Radar

     In light of the lengthy sales cycles to automotive OEMs and recent successes with our radar products in tests with trucks and heavy construction equipment, we have decided to focus our radar product in the truck and heavy construction equipment market rather than sales to automotive OEMs for passenger vehicles. We are currently working to obtain a development program with one of the world's leading suppliers of lighting systems for trucks and buses with a goal of integrating our radar product into its lighting systems for heavy trucks. However, we do not yet have a commitment from this company and, in any event, the success of this approach will depend in part on the other party's own competitive, marketing and strategic considerations, including the relative advantages of alternative products being developed and/or marketed by such party.

Limited Manufacturing Experience

     To date, we have been engaged in only limited manufacturing in small quantities, and there can be no assurance that our efforts to establish our manufacturing operations for any of our products will not exceed estimated costs or take longer than expected or that other unanticipated problems will not arise which will materially adversely affect our operations, financial condition and/or business prospects. Automobile manufacturers demand on-time delivery of quality products, and some have required the payment of substantial financial penalties for failure to deliver components to their plants on a timely basis. Such penalties, as well as costs to avoid them, such as working overtime and overnight air freighting parts that normally are shipped by other less expensive means of transportation, could have a material adverse effect on our business and financial condition. Moreover, the inability to meet demand for our products on a timely basis would materially adversely affect our reputation and prospects.

Limited Marketing Capabilities; Uncertainty of Market Acceptance

     Because of the sophisticated nature and early stage of development of our products, we will be required to educate potential customers and successfully demonstrate that the merits of our products justify the costs associated with such products. In certain cases, however, we will likely encounter resistance from customers reluctant to make the modifications necessary to incorporate our products into their products or production processes. In some instances, we may be required to rely on our distributors or other strategic partners to market our products. The success of any such relationship will depend in part on the other party's own competitive, marketing and strategic considerations, including the relative advantages of alternative products being developed and/or marketed by any such party. There can be no assurance that we will be able to market our products properly so as to generate meaningful product sales.

Time Lag from Prototype to Commercial Sales

     The sales cycle in the automotive components industry is lengthy and can be as long as five years or more for products that must be designed into a vehicle, since some companies take that long to design and develop a car. Even when selling parts that are neither safety-critical nor highly integrated into the vehicle, there are still many stages that an automotive supply company must go through before achieving commercial sales. The sales cycle is lengthy because an automobile manufacturer must develop a high degree of assurance that the products it buys will meet customer needs, interface as easily as possible with the other parts of a vehicle and with the automobile manufacturer's production and assembly process, and have minimal warranty, safety and service problems. As a result, from the time that an OEM develops a strong interest in our CCS product, it normally will take several years before our CCS is available to consumers in that OEM's vehicles.

Radar Technology Still in Development Stage

     In contrast to CCS, which has begun commercial production, our AmeriGuard product is still in a developmental stage. As with all development projects, the Board of Directors will monitor its progress and future prospects carefully. If current testing with the New Mexico Highway and Transportation Department is unsuccessful or our efforts to obtain a development program with a supplier of truck lighting systems fail, the Board may reconsider its decision to continue development of the radar technology.

Competition; Possible Obsolescence of Technology

     The automotive component industry is subject to intense competition. Virtually all of our competitors are substantially larger in size, have substantially greater financial, marketing and other resources than we do, and have more extensive experience and records of successful operations than we do. Competition extends to attracting and retaining qualified technical and marketing personnel. There can be no assurance that we will successfully differentiate our products from those of our competitors, that the marketplace will consider our current or proposed products to be superior or even comparable to those of its competitors, or that we can succeed in establishing relationships with automobile manufacturers. Furthermore, no assurance can be given that competitive pressures we face will not adversely affect our financial performance. Due to the rapid pace of technological change, as with any technology-based product, our products may even be rendered obsolete by future developments in the industry. Our competitive position would be adversely affected if we were unable to anticipate such future developments and obtain access to the new technology.

Limited Protection of Patents and Proprietary Rights

     As of December 31, 1999, we owned three patents and had three patents pending. We were also licensees of sixteen patents. We believe that patents and proprietary rights have been and will continue to be very important in enabling us to compete. There can be no assurance that any new patents will be granted or that our or our licensors' patents and proprietary rights will not be challenged or circumvented or will provide us with any meaningful competitive advantages or that any pending patent applications will issue. Furthermore, there can be no assurance that others will not independently develop similar products or will not design around any patents that have been or may be issued to our licensors or us. Failure to obtain patents in certain foreign countries may materially adversely affect our ability to compete effectively in certain international markets. We are aware that an unrelated party filed a patent application in Japan on March 30, 1992 with respect to technology similar to our CCS technology. We recently became aware of a patent issued in Japan on November 10, 1998 and in the U.S. on July 20, 1999 regarding a temperature conditioner which is similar to one component of our CCS technology. These are in the name of affiliates of Honda Motor Co., Ltd. and, if upheld, could have a material adverse effect upon our intellectual property position. We believe, however, that there is substantial doubt that such patents will be upheld.

     We hold current and future rights to licensed technology through licensing agreements requiring the payment of minimum royalties and must continue to comply with those licensing agreements. Failure to do so or loss of such agreements could materially and adversely affect our business.

     We also rely on trade secrets that we seek to protect, in part, through confidentiality and non-disclosure agreements with employees, customers, suppliers and other parties. There can be no assurance that these agreements will not be breached, that we would have adequate remedies for any such breach or that our trade secrets will not otherwise become known to or independently developed by competitors. To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to our proposed projects, disputes may arise as to the proprietary rights to such information which may not be resolved in our favor. We may be involved from time to time in litigation to determine the enforceability, scope and validity of proprietary rights. Any such litigation could result in substantial cost to us and diversion of effort by our management and technical personnel. Additionally, with respect to licensed technology, there can be no assurance that the licensor of the technology will have the resources, financial or otherwise, or desire to defend against any challenges to the rights of such licensor to its patents.

Exclusive License on Heated and Cooled Seats; Non-Exclusive License on Radar Technology

     In 1997, we negotiated with the licensor of the CCS technology an exclusive license for the manufacture and sale of licensed products for installation or use in automobiles, trucks, buses, vans and recreational vehicles. As part of the agreement, all intellectual property developed by us related to variable temperature seats is owned by us but such licensor will have the right to license our technology on a non-exclusive basis for use other than in automobiles, trucks, buses, vans and recreational vehicles.

     Our license from Lawrence Livermore National Laboratory (LLNL) for one type of radar technology became non-exclusive as of December 31, 1998. The lack of exclusivity means that we have reduced intellectual property protection for technology developed from this license and face possible competition from other companies which can acquire this license from LLNL.

Special Factors Applicable to the Automotive Industry in General

     Automotive customers typically reserve the right to unilaterally cancel contracts completely or to require unilateral price reductions. Although they generally reimburse companies for actual out-of-pocket costs incurred with respect to the particular contract up to the point of cancellation, these reimbursements typically do not cover costs associated with acquiring general purpose assets such as facilities and capital equipment, and may be subject to negotiation and substantial delays in receipts by us. Any unilateral cancellation of, or price reduction with respect to, any contract that we may obtain could reduce or eliminate any financial benefits anticipated from such contract and could have a material adverse effect on our financial condition and results of operations.

Dependence on Key Personnel

     Our success will depend to a large extent upon the continued contributions of Richard A. Weisbart, President and Chief Executive Officer and a director and Dr. Lon E. Bell, Director of Technology, a director and our founder. We have obtained key-person life insurance coverage in the amount of $2,000,000 on the life of Dr. Bell. The loss of the services of Dr. Bell, Mr. Weisbart or any of our executive personnel could materially adversely affect us.

Need to Retain Technical Personnel

     Our success will depend, in part, upon our ability to retain qualified engineering and other technical and marketing personnel. There is significant competition for technologically qualified personnel in the geographical area of our business and we may not be successful in recruiting or retaining sufficient qualified personnel.

Reliance on Major Contractors

     We have in the past engaged certain outside contractors to perform product assembly and other production functions for us, and we anticipate that we may desire to engage contractors for such purposes in the future. We believe that there are a number of outside contractors that provide services of the kind that have been used by us in the past and that we may desire to use in the future. However, no assurance can be given that any such contractors would agree to work for us on terms acceptable to us or at all. Our inability to engage outside contractors on acceptable terms or at all would impair our ability to complete any development and/or manufacturing contracts for which outside contractors' services may be needed. Moreover, our reliance upon third party contractors for certain production functions will reduce our control over the manufacture of its products and will make us dependent in part upon such third parties to deliver its products in a timely manner, with satisfactory quality controls and on a competitive basis.

Risk of International Operations

     We may engage contractors located in foreign countries. Accordingly, we will be subject to all of the risks inherent in international operations, including work stoppages, transportation delays and interruptions, political instability, foreign currency fluctuations, economic disruptions, the imposition of tariffs and import and export controls, changes in governmental policies and other factors which could have an adverse effect on our business.

Potential Product Liability

     Our business will expose us to potential product liability risks which are inherent in the manufacturing, marketing and sale of automotive components. In particular, there may be substantial warranty and liability risks associated with our products. If available, product liability insurance generally is expensive. While we presently have $6,000,000 of product liability coverage with an additional $3,000,000 in product recall coverage, there can be no assurance that we will be able to obtain or maintain such insurance on acceptable terms with respect to other products we may develop, or that any insurance obtained will provide adequate protection against any potential liabilities. When and if high volume production begins, we expect to purchase additional insurance coverage. In the event of a successful claim against us, a lack or insufficiency of insurance coverage could have a material adverse effect on our business and operations.

Risk of Foreign Sales

     Many of the world's largest automotive OEMs are located in foreign countries. Accordingly, our business is subject to many of the risks of international operations, including governmental controls, tariff restrictions, foreign currency fluctuations and currency control regulations. However, historically, substantially all of our sales to foreign countries have been denominated in U.S. dollars. As such, our historical net exposure to foreign currency fluctuations has not been material. No assurance can be given that future contracts will be denominated in U.S. dollars, however.

Risks Relating to Share Ownership
---------------------------------

Controlling Shareholders.

     On March 29, 1999, we entered into a Securities Purchase Agreement with Westar Capital II LLC ("Westar Capital II") and Big Beaver Investments LLC ("Big Beaver") (the "Preferred Stockholders") pursuant to which the Preferred Stockholders invested $9 million in Amerigon in return for 9,000 shares of Series A Preferred Stock (which are convertible into shares of our common stock at an initial conversion price of $1.675 per common share) and contingent warrants. The contingent warrants are exercisable only to the extent certain other warrants to purchase shares of our common stock are exercised, and then only to purchase a number of shares in proportion to the shares purchased by the exercise of such other warrants in an amount equal to the percentage interest in us that they had in us after the initial investment (on an as converted basis). In connection with this transaction, the Preferred Stockholders obtained the right to elect a majority of our directors as well as rights of first refusal on future financings and registration rights. In addition, based upon the terms of the Series A Preferred Stock at June 14, 2000, the Preferred Stockholders would have approximately 58.4% of our common equity (on an as converted basis, excluding options and warrants).

     As part of the VPA, we granted to Ford warrants exercisable for shares of our common stock. A warrant for the right to purchase 82,197 shares of our common stock at an exercise price of $2.75 per share was issued and fully vested on March 27, 2000. An additional warrant for 26,148 shares of our common stock was issued due to certain antidilution provisions triggered by the sale of 2.5 million common shares on June 14, 2000. Additional warrants will be granted and vested based upon purchases by Ford of a specified number of CCS units throughout the length of the VPA. The exercise prices of these additional warrants depend on when such warrants vest, with the exercise price increasing each year. If Ford does not achieve specific goals in any year, the VPA contains provisions for Ford to make up the shortfall in the next succeeding year. If Ford achieves all of the incentive levels required under the VPA, warrants will be granted and vested for an additional 1,300,140 shares of our common stock. The total number of shares subject to warrants which may become vested will be adjusted in certain circumstances for antidilution purposes, including an adjustment for equity issuances of up to $15 million on or before September 30, 2000, so that the percentage interest in us represented by the aggregate number of shares subject to warrants is not diluted by such issuances.

Fluctuations in Quarterly Results; Small "Float" and Possible Volatility of Stock Price.

     Our quarterly operating results may fluctuate significantly in the future due to such factors as acceptance of our product by OEMs and consumers, timing of our product introductions and our competitors, availability and pricing of components from third parties, timing of orders, foreign currency exchange rates, technological changes and economic conditions generally. Broad market fluctuations in the stock markets can, obviously, adversely affect the market price of our common stock. In addition, failure to meet or exceed analysts' expectations of financial performance may result in immediate and significant price and volume fluctuations in our common stock.

     Without a significantly larger number of shares available for trading by the public, or public "float," our common stock will be less liquid than stocks with broader public ownership, and as a result, trading prices of the common stock may significantly fluctuate and certain institutional investors may be unwilling to invest in such a thinly traded security.

Anti-Takeover Effects of Preferred Stock.

     The Series A Preferred Stock which is outstanding confers upon its holders the right to elect five of seven members of the Board of Directors. In addition, the Series A Preferred Stock will vote together with the shares of our common stock on any other matter submitted to shareholders. Based upon the terms of the Series A Preferred Stock at June 14 2000, the Preferred Stockholders would have approximately 58.4% of our common equity (on an as converted basis, excluding options and warrants) and the ability to approve or prevent any subsequent change in control.

     In addition, our Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the shareholders. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any shares of preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

Future Sales of Eligible Shares May Lower Price of Common Shares

     Sales of substantial amounts of our common stock into the public market could lower the stock market price. Due to the following, future sales of substantial amounts are possible:

     . As of the close of trading on June 23, 2000, we have 4,414,189 shares of our common stock outstanding, of which 1,914,189 are eligible for sale under Rule 144 of the Securities Act of 1933 (as amended). In addition, employees and directors (who are not deemed affiliates) hold options to buy 887,107 shares of our common stock, 843,940 of which are under the 1993 and 1997 Employee Stock Option Plans and 43,167 of which are non-plan options. The common stock to be issued upon exercise of these options, has been registered, and therefore, may be freely sold when issued. We also have outstanding warrants to buy 2,555,118 shares of our common stock. In addition, we have 1,653,520 contingent warrants, which are exercisable only if certain other warrants are exercised and only to the extent that such other warrants are exercised. Any shares registered will be eligible for resale. If these shares are not sold, they may be included in certain registration statements to be filed by us in the future.

     . We may issue options to purchase up to an additional 557,960 shares of our common stock under our 1993 and 1997 stock option plans. These options will be fully transferable when issued.

     . The holders of our Series A preferred stock may convert it into 5,373,134 shares of our common stock. These holders possess demand and piggyback registration rights. Future sales by them could depress the market price of our common stock.

Lack of Dividends on Common Stock

     We have never paid any cash dividends on our common stock and do not anticipate paying dividends in the near future.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of common stock offered by the Selling Securityholders pursuant to this prospectus.

                            SELLING SECURITYHOLDERS

     The shares of common stock offered pursuant to this prospectus have been issued to the Selling Securityholders (or their assignees) directly by our Company. All 2,500,000 shares of our common stock covered by this prospectus were issued to certain Selling Securityholders in a private placement completed in June 2000 pursuant to an exemption from registration contained in Regulation D promulgated under Section 4(2) of the Securities Act.

     The following table sets forth certain information with respect to the beneficial ownership of shares of our common stock by the Selling Securityholders as of June 14, 2000 and the number of shares which may be offered pursuant to this prospectus for the account of each of the Selling Securityholders or their transferees from time to time. Except as described in the footnotes to the table, to the best of our knowledge, none of the Selling Securityholders has had any position, office or other material relationship with our Company or any of our affiliates.

                                      Number of Shares    Maximum Number of
                                        Beneficially       Shares Which May       Number of Shares      Percentage of Class
                                       Owned Prior to      Be Sold in This       Beneficially Owned      Beneficially Owned
      Selling Securityholder              Offering             Offering        After the Offering (1)  After the Offering (1)
Big Beaver Investments, LLC (2)            150,000              150,000                  0                      3.40%
BLT Receivables, LLC                        10,000               10,000                  0                        *
H. Russell Bomhoff                           8,000                8,000                  0                        *
C.B. Wilber Investments, L.L.C.             20,000               20,000                  0                        *
Clarion Capital Corporation                 60,000               60,000                  0                      1.36%
Clarion Partners, L.P.                      40,800               40,800                  0                        *
Clarion Offshore Fund Ltd.                  19,200               19,200                  0                        *
The dotCom Fund, L.L.C.                     60,000               60,000                  0                      1.36%
Endeavor Asset Management, L.P.             50,000               50,000                  0                      1.13%
Carl Frankson                               10,000               10,000                  0                        *
Vito Galati                                 15,000               15,000                  0                        *
Aaron M. Gurewitz (3)                        1,000                1,000                  0                        *
Steven D. Heinemann                         50,000               50,000                  0                      1.13%
Jeff Ho (3)                                 10,000               10,000                  0                        *
Lighthouse Genesis Partners USA,            20,000               20,000                  0                        *
 L.P.
Arnold H. Kraus and Barbara Kraus            5,000                5,000                  0                        *
 TTEES F/B/O The Kraus Rev. Trust (3)
Matthies Family Trust DTD 1/1/91             5,000                5,000                  0                        *
Arnold Owen TTEE Guaranteed &               10,000               10,000                  0                        *
 Trust Co. F/B/O Arnold Owen
 712-96023
Pemigewasset Partners, L.P.                 30,000               30,000                  0                        *
Pharos Genesis Fund                        130,000              130,000                  0                      2.95%
Potomac Capital Partners, LP                10,000               10,000                  0                        *
Precision Capital Partners, LP              50,000               50,000                  0                      1.13%
RLR Partners L.P.                           25,000               25,000                  0                        *
RMM International, LLC                      20,000               20,000                  0                        *
Byron Roth and Michelle Roth                 5,000                5,000                  0                        *
 CO-TTES of the Roth Living

 Trust DTD 12-13-96 (3)
Roth Capital Partners, Inc. (4)             64,000               64,000                  0                      1.45%
Joseph P. Schimmelpfennig (3)                5,000                5,000                  0                        *
Seligman Frontier Fund, Inc.               406,052              406,052                  0                      9.20%
Seligman Global Fund Series, Inc.          300,945              300,945                  0                      6.82%
 - Seligman Global Smaller
 Companies Fund
Seligman Global Horizon Funds -              7,565                7,565                  0                        *
 Seligman Horizon Global Smaller
 Companies Fund
Seligman Portfolios, Inc. -                 25,518               25,518                  0                        *
 Seligman Frontier Portfolio
Seligman Portfolios, Inc. -                  9,920                9,920                  0                        *
 Global Smaller Companies
 Portfolio
TCM Partners, L.P.                          85,000               85,000                  0                      1.93%
TCM Management F/B/O Donald Wright          15,000               15,000                  0                        *
Scott Turkel Money Purchase Plan             2,000                2,000                  0
TVC Associates Inc.                         10,000               10,000                  0                        *
Union Bank of California, TTEE               5,000                5,000                  0                        *
 Retirement Plan of Cades Schutte
 & Wright, CS-Galati (Ret)
 #610001339-26
Valor Capital Management, L.P.             350,000              350,000                  0                      7.93%
Watson Investment Partners, L.P.           205,000              205,000                  0                      4.64%
Watson Investment Partners II,              45,000               45,000                  0                      1.02%
 L.P.
Westar Capital II, LLC (5)                 150,000              150,000                  0                      3.40%

* less than one percent.

(1) Assumes that each Selling Securityholder will sell all shares of common stock offered pursuant to this prospectus, but not any other shares of common stock beneficially owned by such Securityholder.

(2) Big Beaver Investments, LLC ("Big Beaver"), one of the Company's two largest shareholders, holds 4,500 shares of Series A Preferred Stock which is convertible into 2,686,567 shares of Common Stock. Oscar B. Marx, III and Paul Oster, President and Chief Financial Officer, respectively, of Big Beaver, are directors of the Company.

(3) Mr. Gurewitz is a principal, Mr. Kraus is the Chief Operating Officer, Mr. Roth is the Chief Executive Officer and Mr. Schimmelpfennig is a vice-president of Roth Capital Partners, Inc., placement agent in the Company's June 14, 2000 private placement.

(4) Roth Capital Partners, Inc. acted as placement agent in the Company's June 14, 2000 private placement and in such capacity received warrants to purchase 188,000 shares at an exercise price of $5.00 per share. These warrants expire on June 14, 2005.

(5) Westar Capital II, LLC ("Westar"), one of the Company's two largest shareholders, holds 4,500 shares of Series A Preferred Stock which is convertible into 2,686,567 shares of Common Stock. John W. Clark, a general partner of Westar, is a director of the Company.

                              PLAN OF DISTRIBUTION

     The shares of common stock offered hereby may be sold by the Selling Securityholders or by their respective pledgees, donees, transferees or other successors in interest. Such sales may be made at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The shares may be sold by one or more of the following:

      . one or more block trades in which a broker or dealer so engaged will attempt to sell all or a portion of the shares held by the Selling Securityholders as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      . purchase by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

      . ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

      .   privately negotiated transactions between the Selling
          Securityholders and purchasers without a broker-dealer.

     The Selling Securityholders may effect such transactions by selling shares to or through broker dealers, and such broker-dealers will receive compensation in negotiated amounts in the form of discounts, concessions, commissions or fees from the Selling Securityholders and/or the purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Such brokers or dealers or other participating brokers or dealers and the Selling Securityholders may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. Except for customary selling commissions in ordinary brokerage transactions, any such underwriter or agent will be identified, and any compensation paid to such persons will be described, in a prospectus supplement. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this prospectus.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

     Our current authorized capital consists of 20,000,000 authorized shares of common stock and 5,000,000 shares of preferred Stock. The holders of common stock are entitled to receive dividends if, as and when declared by our Board of Directors, subject to the rights of the holders of any other class of our shares entitled to receive dividends in priority to the common stock. Upon liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to receive the assets of the Company remaining after the rights of the holders of any other class or shares entitled to receive assets in priority to the holders of the common stock have been satisfied.

     The holders of the common stock are entitled to one vote for each share held at all meetings of our stockholders.

                                 LEGAL MATTERS

     The validity of the shares of common stock intended to be sold pursuant to this prospectus will be passed upon for the Company by O'Melveny & Myers LLP.

                                    EXPERTS

     The financial statements and financial statement schedule incorporated in this prospectus by reference to the Annual Report on Form 10-K of Amerigon Incorporated for the year ended December 31, 1999 have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information about us and the shares of common stock, we refer you to the registration statement and to the exhibits and schedules filed with it. Statements contained in this prospectus as to the contents of any contract or other documents referred to are not necessarily complete. We refer you to those copies of contracts or other documents that have been filed as exhibits to the registration statement, and statements relating to such documents are qualified in all aspects by such reference.

     We are subject to the information requirements of the Securities Exchange Act of 1934 and therefore we file reports, proxy statements and other information with the Commission. You can inspect and copy the reports, proxy statements and other information that we file at the public reference facilities maintained by the Commission at the Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can also obtain copies of such material from the Commission's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also makes electronic filings publicly available on its Web site at http://www.sec.gov. Reports, proxy and information statements and other information about us may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

     Our common stock is traded on the Nasdaq SmallCap Market under the symbol "ARGN." Certain information, reports and proxy statements of our Company are also available for inspection at the offices of the Nasdaq SmallCap Market Reports Section, 1735 K Street, Washington, D.C. 20006.

                     INFORMATION INCORPORATED BY REFERENCE

     The following documents, which we have filed with the Commission, are incorporated by reference into this prospectus:

     .    our annual report on Form 10-K for the fiscal year ended December
          31, 1999;

     . our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2000; and

     . our current reports on Form 8-K, event dates May 22, 2000 and June 15, 2000.

     All documents that we file with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering of the shares of common stock shall be deemed incorporated by reference into this prospectus and to be a part of this prospectus from the respective dates of filing such documents.

     We will provide without charge to each person to whom a copy of this prospectus is delivered, upon such person's written or oral request, a copy of any and all of the information incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates. Requests should be directed to the Secretary at Amerigon Incorporated, 5462 Irwindale Avenue, Irwindale, California 91706, telephone number (626) 815-7400.

     Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.

================================================================================

You should rely only on the information incorporated by reference, provided in this prospectus or any supplement or that we have referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. However, you should realize that the affairs of the Company may have changed since the date of this prospectus. This prospectus will not reflect such changes. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized, if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

================================================================================

================================================================================

                                   AMERIGON
                                 INCORPORATED


                              2,500,000 Shares of
                                 Common Stock




                            -----------------------
                                  PROSPECTUS
                            -----------------------







                               _______ __, 2000

================================================================================

                                    PART II

Item 14.  Other Expenses of Issuance and Distribution

     The expenses in connection with the registration of shares of the Selling Securityholders will be borne by the Company and are estimated as follows:

          Commission registration fee............................          $  851,250
          Printing and engraving.................................               6,521
          Accounting fees and expenses...........................              40,000
          Legal fees and expenses................................             220,000
          Miscellaneous expenses.................................              31,000
          Total..................................................          $1,148,771

Item 15.   Indemnification Of Directors and Officers

     The Company's Articles of Incorporation limit the liability of its directors. As permitted by the California General Corporation Law, directors will not be liable to the Company for monetary damages arising from a breach of their fiduciary duty as directors in certain circumstances. Such limitation does not affect liability for any breach of a director's duty to the Company or its shareholders (i) with respect to approval by the director of any transaction from which he derives an improper personal benefit, (ii) with respect to acts or omissions involving an absence of good faith, that he believes to be contrary to the best interests of the Company or its shareholders, that involve intentional misconduct or a knowing and culpable violation of law, that constitute an unexcused pattern of inattention that amounts to an abdication of his duty to the Company or its shareholders, or that show a reckless disregard for his duty to the Company or its shareholders in circumstances in which he was or should have been aware, in the ordinary course of performing his duties, of a risk of serious injury to the Company or its shareholders, or (iii) based on transactions between the Company and its directors or another corporation with interrelated directors or on improper distributions, loans or guarantees under applicable sections of the California General Corporation Law. Such limitation of liability also does not affect the availability of equitable remedies such as injunctive relief or rescission.

     The Company's Bylaws provide that the Company shall indemnify its directors and officers to the full extent permitted by California law, including circumstances in which indemnification is otherwise discretionary under California law, and the Company has entered into indemnity agreements with its directors and officers providing such indemnity.

Item 16.  Exhibits

     See attached Exhibit Index that follows the signature page.

Item 17.  Undertakings

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (6) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irwindale, State of California, on June 29, 2000.

                                         AMERIGON INCORPORATED

                                         By: /s/ Richard A. Weisbart
                                             ___________________________
                                             Richard A. Weisbart
                                             President, Chief Executive Officer
                                             and Chief Financial Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, each person whose signature appears below constitutes and appoints Richard A. Weisbart, Dan Coker, Sandra Grouf and Craig P. Newell, his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                    Capacity                              Date
---------                    --------                              ----

/s/ Richard A. Weisbart                                            June 29, 2000
________________________     Director, President, Chief Executive
Richard A. Weisbart          Officer and Chief Financial Officer
                             (Principal Executive and Financial
                             Officer)

/s/ Craig P. Newell
________________________     Vice President, Finance               June 29, 2000
Craig P. Newell              (Principal Accounting Officer)


/s/ Oscar B. Marx, III
________________________     Chairman of the Board                 June 29, 2000
Oscar B. Marx, III


/s/ Lon E. Bell, Ph.D                                              June 29, 2000
________________________     Vice Chairman of the Board
Lon E. Bell, Ph.D

/s/ Roy A. Anderson
________________________     Director                              June 29, 2000
Roy A. Anderson

/s/ John W. Clark      Director       June 29, 2000
-------------------
John W. Clark

                       Director       June 29, 2000
-------------------
Paul Oster

                       Director       June 29, 2000
-------------------
James J. Paulsen

Exhibit
Number     Description
------     -----------

1.1        Form of Common Shares Subscription Agreement

1.2        Form of Escrow Agreement

4.1        Form of Specimen Certificate of Company's Common Stock (1)

5.1        Opinion of O'Melveny & Myers LLP

23.1       Consent of Independent Accountants

23.2       Consent of Counsel (included in Exhibit 5.1)

24.1       Powers of Attorney (included on page S-1)

(1) Previously filed as an exhibit to the Company's Registration Statement on Form SB-2, as amended, File No. 33-61702-LA, and incorporated by reference.

                                       1